June 2007	Pricing Sheet dated June 22, 2007 relating to
Preliminary Pricing Supplement No. 298 dated May 22, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Commodities
Commodity-Linked Capital-Protected Notes due March 30, 2011
Based on the Performance of a Basket of Four Commodities and Two Commodity Indices

PRICING TERMS – June 22, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 (see “Commissions and issue price” below)
Stated principal amount:	$1,000
Aggregate principal amount:	$15,366,000
Pricing date:	June 22 2007
Original issue date:	June 29, 2007 (5 business days after the pricing date)
Maturity date:	March 30, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket Commodities		Weighting	Initial Price(1)
	S&P GSCITM Agriculture Index – Excess Return (the “agricultural index”)		16.6667%	65.76744
	S&P GSCITM Gold Index – Excess Return (the “gold index”)		16.6667%	61.02796
	Copper-Grade A (“copper”)		16.6667%	7,510.00
	Primary Nickel (“nickel”)		16.6667%	37,605.00
	Special High-Grade Zinc (“zinc”)		16.6667%	3,525.00
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)		16.6667%	69.14
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate
Participation rate:	140%
Basket performance:	Sum of the weighted performance values of each of the basket commodities
Performance value:	With respect to each basket commodity: [(final average price - initial price) / initial price] x weighting
Initial price(1):
copper / nickel / zinc: per unit official cash offer price per ton on the pricing date
WTI crude oil: official settlement price per barrel of WTI crude oil on the pricing date agricultural index / gold index: official settlement prices on the pricing date

Final average price:	The average price for each basket commodity as measured over each of the six determinations dates.
Determination dates:	October 15, 2010, November 15, 2010, December 15, 2010, January 15, 2011, February 15, 2011, and March 15, 2011
CUSIP:	617446J26
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(2)	Agent’s Commissions(2)(3)	Proceeds to Company
	Per note	100%	2.50%	97.50%
	Total	$15,366,000	$384,150	$14,981,850

(1)           The initial price for each basket commodity will be the price published or determined by Standard & Poor’s or its successor, in the case of the agricultural index and the gold index, the London Metal Exchange, in the case of copper, nickel and zinc and the NYMEX Division of the New York Mercantile Exchange or its successor, in the case of WTI crude oil.  If any initial price as finally determined by these sources differs from any initial price specified in this pricing sheet, we will include the definitive initial price in an amended pricing sheet or final pricing supplement.

(2)           For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement and “Plan of Distribution” in the prospectus supplement.

(3)           The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $990 per note.  Please see “Issue price” on page 4 of the preliminary pricing supplement for further details.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “S&P GSCITM Agriculture Index” and “S&P GSCITM Gold Index” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 298 dated May 22, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.